EXHIBIT 99.2
To Form 8-K dated July 27, 2009

Second Quarter 2009 Earnings Release
Seacoast Banking Corporation
July 28, 2009
10:00 a.m. Eastern Time

Operator:
Good morning, ladies and gentlemen, and welcome to the
Second Quarter Earnings Release Conference Call. At
this time, all participants are in a listen-only mode.
Later, we will conduct a question-and-answer session.
Please note that this conference is being recorded.

I will now turn the call over to Mr. Dennis S. Hudson. Mr. Hudson, you may begin.
Dennis S. Hudson III:
Thank you very much, and welcome to Seacoast’s Second
Quarter 2009 Earnings Conference Call. Before we
begin, we will direct your attention to the statement
contained at the end of our press release regarding
forward statements. During the call, we will be
discussing certain issues that constitute
forward-looking statements within the meaning of the
Securities and Exchange Act, and our comments are
intended to be covered within the meaning of Section
27A of that Act.

Today with me is Jean Strickland, our President and Chief Credit Officer; Russ Holland, our Chief Banking Officer; and Bill Hahl, our Chief Financial Officer.

Our earnings for this quarter were impacted by a large
reserve build related to our CRE and residential
mortgage portfolios and loan charge-offs as we achieved
a significant run off of our overall construction loan
exposure. Our construction portfolio, particularly the
residential construction and development loan
portfolio, has produced very significant losses over
the past five quarters. By aggressively working this
portfolio down, we are reducing credit risk. This is
the key to lower credit costs in the future.

Our net loss for the quarter totaled $13.2 million,
which was down from the prior year’s loss of $21.3
million and up from the $4.8 million in the first
quarter of this year. Including the accrual of
dividends and accretion associated with our preferred
stock outstanding, this resulted in a loss of $0.74 per
share, down from the loss of $1.12 per share in the
prior year.

While our earnings this quarter clearly remained under
pressure with continued levels of high credit costs, we
were pleased again this quarter—for the second quarter
in a row—to report some fairly significant and very
real improvements in our core earnings pre/pre, that is
pre-credit costs and pre-tax. This improvement was
related to solid performance by our core deposit
franchise, which Bill will speak to in a moment.
Capital ratios remain strong for the quarter with our
risk-based capital ratio estimated at 13.4 percent at
quarter end. This is well in excess of the 10 percent
target for banks that are well capitalized and 8
percent for banks that are classified as adequately
capitalized. And liquidity remains strong during the
quarter with good growth in checking balances over the
quarter with core deposit improvements, with no
overnight borrowings, and approximately $700 million of
liquidity available.

This quarter, we believe we arrived at an important
progress point regarding our construction loan
exposures. As you know, we have been working for two
years now to reduce our construction loan exposures.
We announced in the first quarter of 2007 that the
residential market was turning, that we had undertaken
a review of our residential construction and
development exposures, and that we were building our
reserves in response to early deterioration. As a
reminder, residential construction and development
loans are loans to builders and developers for the
development of lots and homes for sale. Taking this
action early in the cycle allowed us to identify
problems early and work to reduce exposures
aggressively through loan sales, workout strategies
with borrowers, and through foreclosure action.
Residential construction and development loans, which
achieved a high point of over $350 million in 2007,
have now, this quarter, been reduced by over 73 percent
and stand at $97 million. Larger balance loans, that is
loans that are $4 million and greater in size, in this
portfolio have been reduced even further and stand
today at only $44 million, most of which ($38 million)
is currently on nonaccrual. This quarter, we can
safely say this entire portfolio is now in the active
process of liquidation, with formal workout plans in
place which are designed to help achieve an orderly and
substantial liquidation over the next few months.

Given that this portfolio, which has produced our most significant losses to date, is now fully covered with specific plans for liquidation, we believe aggregate loss exposure in this portfolio will moderate significantly in the second half of this year. Simply put, we had liquidated over $250 million in this portfolio, or 71 percent to date. The remaining balance is now much smaller, both in the aggregate and in terms of loan size; and the remaining portfolio, which has been well scrubbed and appropriately valued, is in the final stages of workout and liquidation. Losses coming out of this portfolio going forward will simply be a function of final liquidation costs as the portfolio is fully eliminated.

Our commercial construction and development portfolio, which has performed fairly well, has also showed a significant reduction this quarter, declining by 17 percent on a linked quarter basis. Overall, construction loan exposure, both our residential and commercial construction, has now been reduced to less than half of that reported at its high point in 2007. I would direct your attention to the press release where we detailed out a lot of this reduction for both residential and commercial construction loans that has occurred this quarter and over the last year and a half or so.

Nonperforming loans grew to 8 percent of loans this quarter, up from 7 percent last quarter, with most of the $17 million in growth coming from our residential home mortgage portfolio. Growth in nonperforming loans in the construction portfolio slowed considerably for the reasons I have just stated. We said last quarter that we would be pursuing troubled debt restructures with our home mortgage customers and about one-third of our nonperforming home mortgage loans are actually performing in accordance with their restructured terms. These loans will move to a performing status provided they perform for a period of time.

Past due loans and early stage delinquencies also improved in the residential portfolio, reducing to $3.7 million at the end of June from $10.6 million at the end of last quarter. Early stage and past due credit in our other portfolios remained modest and changed very little from the prior quarter. We are seeing some evidence that early stage delinquency is improving across the board.

Now I’d like to turn the call over to Bill for a few more comments on the quarter. Bill.

William R. Hahl:
Thank you, Denny. We posted some slides on our website
that I’ll be referring to throughout my comments today,
but first I have a few high level comments about the
operating results. Results for the quarter were reduced
by a special assessment from the FDIC which totaled
$0.03 per diluted share. This cost was offset by gains
on the sale of securities, which increased earnings by
about $0.06 per diluted share. We also recorded, as
Denny mentioned, a $26.2 million provision for credit
losses in the second quarter. The provision exceeded
losses for the quarter by $11.1 million and increased
the allowance to total loans to 2.75 percent, up 76
basis points from the first quarter.

The slide on page 3 shows some highlights for the
quarter. Margin results for the second quarter were
positive, increasing by 21 basis points to 3.65
percent—quite good considering the difficult economic
conditions and the aggressive measures we have taken
relating to the challenging credit environment. I’ll
have more to say on the margin in a later slide.

Next I have some comments regarding our funding and
liquidity position, and I refer you to the slide on
page 4. Our funding and liquidity levels have remained
strong throughout this economic downturn with no change
in borrowed funds. Our funding strategy remains
centered on stable retail and commercial relationship
deposits, which fund more than 100 percent of loans.
Wholesale funding in the past has been mostly used for
seasonal fluctuations in deposits or to pre-fund known
deposit increases or for ALCO strategies. At quarter
end, deposits and customers sweep repos comprised 92
percent of total funding. Broker time deposits
declined by $35 million during the quarter and were
partially offset by increases in demand and savings
deposits, which increased during the quarter. As Denny
mentioned, our combined available contingent liquidity
from all funding sources, pledge-free securities, and
cash on hand at quarter end was approximately $700
million.

Moving to the capital ratio slide on page 5: Since
receiving $50 million in capital from the Treasury’s
CPP Program in December 2008 and the resulting
improvement in most capital ratios, the Company and the
Bank have maintained strong regulatory capital ratios
and are classified as well capitalized. As Denny
mentioned, total risk-based capital was 13.49 percent
at June 30, 2009, down 51 basis points from year-end.
Good progress has been made in adjusting our credit
risk profile since year-end through reducing loan
balances by $92 million, increasing the allowance for
loan losses by $14.2 million, and reducing total assets
by $128 million. While regulatory ratios remain
strong, we have filed an S-1 Registration Statement,
which replaces our Shelf Registration Statement for
future capital needs. The Company’s 34 Act filings,
which are incorporated by reference in the S-1, are
under review by the SEC. The S-1 is not effective, so
we are precluded from commenting further on any
potential future capital raise.

Moving to the noninterest expense slide on page 6: On
past calls, we have prepared a summary of our
noninterest expenses resulting from items occurring in
the quarters that were nonrecurring or are credit
related. While we are trying to control all costs
during this extraordinary period, credit related costs
are not as controllable as we would like. This slide
shows that overhead has been reduced more than is
visible from a normal income statement perspective.
Expenses have been well managed and core operating
expenses are declining, but credit related expenses
continue to impact results. Adjusting for these items,
the second quarter overhead has declined by 2.7 percent
when compared to the first quarter. Increased credit
related costs and FDIC insurance compared to the first
quarter has been partially offset by comprehensive
reductions in operating expenses previously
implemented. We expect that additional expense savings
measures will improve earnings over the remainder of
the year and will range between $800,000 and $1
million.

I’ll now take a moment to cover the margin on the slide
on page 7. The margin increased this quarter and last
quarter and has remained fairly stable the last four
quarters, despite pressure from factors such as
competition for CDs, increased nonperforming assets,
and slower loan growth over the last 12 months, all of
which have had negative impacts on the margin. Clearly
the margin opportunities I discussed in last quarter’s
call became realities during the quarter, such as
better deposit mix as a result of our successful growth
in retail deposit relationships over the past year,
therefore allowing us to let CDs run off. Deposit cost
competition has been more rational, which allowed us to
be more aggressive in lowering rates paid. We believe
that as the impacts of negative loan growth on our
competitors’ grabs hold and their liquidity grows,
deposit costs will also be able to be lowered
throughout the rest of the year. While overall loan
growth was negative, targeted areas such as plain
vanilla residential mortgages performed well. This
added growth was positive both to net interest income
and the margin. To summarize, we believe that the
margin will be stable and may increase due to lower
deposit and repo costs, as a result of improved mix and
our ability to continue to lower rates as the
competition liquefies and has lower loan growth.

Denny.
Dennis S. Hudson III:
Thank you, Bill. Now I thought I would give you an
update regarding the residential housing markets here
in Florida and make a few comments on the commercial
real estate market. We are now seeing clear evidence
that home prices in the harder hit markets in Florida
are indeed stabilizing. In fact, for the Treasure
Coast and Palm Beach County, we have seen a right angle
turn in median home price declines along with continued
strong year-over-year growth in sales activity. Home
prices, which had been falling month after month,
started reporting a flat result earlier this year. For
the past six months, median home prices have flattened
out and stopped falling in every one of our markets.
Foreclosures still represent a large portion of sales,
but overall inventory is declining in every one of our
markets. Most importantly, affordability has returned
to the market. Today in Florida, you can buy a home at
pre-boom prices and finance it with a mortgage rate
last seen in the 1940s. If you are a first-time
homebuyer, you get a $8,000 tax credit to boot. The
combination yields an improvement in affordability at a
level prior to that seen in the year 2000, prior to the
bubble. So it is clear to me that residential home
values are becoming stable. We are now receiving
reports of real buyer competition for selected
properties, which is encouraging. We still, however,
face the broader effects of this severe recession,
including unemployment, and this will pose a challenge
for us and everyone as we continue forward in 2009.

Commercial real estate, as we said last quarter, is
showing signs of stress, higher vacancies, higher cap
rates, for example, which undoubtedly will impact
value. But deterioration in this portfolio is unlikely
to produce either the default levels or the loss
content that we have seen in our construction
portfolios.

We said in our last call that our focus for the year
would be growing our core deposit franchise and growing
our residential mortgage lending production in response
to the favorable interest rate environment. We have
seen tremendous progress this quarter in both of these
areas. This, combined with expense reduction, should
continue to help us build our core earnings as it did
in the first half of the year, which will be important
as we continue to work through our remaining credit
issues in the second half of 2009.

Seacoast remains a remarkable value today. Our risks
are well understood and communicated and we have made
significant progress in reducing our risk over the past
year or more, particularly in this most recent quarter
as we discussed earlier. We continue to trade at a
negative premium to our growing core deposit franchise,
something remarkable to consider given our 80-year
history and strong market penetration in what will be
likely viewed as an increasingly attractive market as
housing continues to stabilize.

Now we’d be happy to take a few questions and so I’ll turn the call back over to our moderator.
Operator:
Thank you. We will now begin the question-and-answer
session. If you have a question, please press star then
one on your touchtone phone. If you wish to be removed
from the queue, please press the pound sign or the hash
key. If you’re using a speakerphone, you may need to
pick up the handset first before pressing the numbers.
Once again, if there are any questions, please press
star then one on your touchtone phone.

And our first question comes from Dave Bishop from Stifel Nicolaus. Please go ahead.
David Bishop:	Hey, good morning, Denny.
Dennis S. Hudson III:	Morning.
David Bishop:
Hey, this quarter you alluded that a lot of the losses
continue to be driven by the residential A&D
portfolio—looks like accumulative loss content from the
peak through the first quarter is about 13 percent. In
terms of second quarter losses, I don’t know if you
have the dollar amount allocated to that book
specifically?

Dennis S. Hudson III:
No, we don’t have that. I’ll have to follow-up with
you maybe and give you come color on that. But the
losses this quarter came primarily out of that
portfolio and perhaps another chunk out of the
residential home mortgage portfolio.

David Bishop:
In terms of loss severity, in terms of the residential
mortgage versus the construction portfolio, especially
on the residential, how have those trended thus far? I
assume loss mitigation or early loss mitigation is
helping dampen that relative to the residential A&D and
lot development.

Dennis S. Hudson III:
Well first of all, our loss... I’m not quite sure I
understood the question, but the loss mitigation work
has been focused in two areas: one, primarily the
residential home mortgage portfolio. This is comprised
of loans to individuals, a conventional prime mortgage
portfolio. With the stress that we have seen, we have
instituted loss mitigation pretty aggressively in that
portfolio; and as we stated in the press release, we
have had about 100 mortgages a quarter getting
modified, at least for the first and second quarters.
We see that possibly moderating at this point. As we
said, early stage delinquencies are down rather
significantly in that portfolio at the end of June. So
we’re... Again, I think we went through a bubble, if you
will, that began to grow in December and hasn’t shown
any tremendous growth recently. We’ve seen some early
stage improvement actually in that portfolio. The
losses in the residential portfolio that impacted us
this quarter, and I’d say probably close to half of our
losses in the quarter probably came out of that
portfolio, had more to do with our approach to
valuation in that portfolio. Given the severe declines
that have occurred for residential homes in the market,
when a home loan either is acknowledged as going into
default, or at the very least by the time it hits 90
days, we are writing the value of that mortgage down
based on what we think has happened to values in that
vintage of appraisal and what the submarket is. I will
tell you in St. Lucie County, for example, where we
have seen the most severe price declines, that number
in terms of the value decline off of an appraisal could
be as high as 50 or 60 percent. We are actually taking
most of that as an actual loss that day, when that loan
goes to 90 days and is clearly headed for foreclosure
and we have exhausted mitigation techniques, that sort
of thing. So that was with us the last two quarters.
It accelerated a little bit this quarter.

Then we have been at loss mitigation for well over a year in the residential construction portfolio. Here we are dealing with business borrowers. Again, we had three strategies for getting through that portfolio—to liquidate it. Number one, not necessarily in this order, would be note sales to speculators and investors. We have been pretty successful in that over the last year. Number two is a specific workout plan with a borrower to achieve better liquidation value of the collateral. We have a lot of that in place right now; in fact most of the balance, or well over half of that portfolio, is currently under workout under that strategy. And the third strategy is to liquidate post foreclosure, and actually get our hands on the property and liquidate it in a more conventional fashion. So we are approaching all of that with that portfolio. The key thing this quarter, though, is that this entire portfolio has now been either completely liquidated, or a plan is well underway to liquidate what’s left in the portfolio. I hope that answered your question.

David Bishop:	Yeah, that was good color.
Jean Strickland:	David, this is...
David Bishop:
And in terms of the debt restructuring there, you alluded that there is a certain period of time they will pay under those modified terms and when they go back to accrual status. I guess two questions: Is that a standard workout period, or is it loan by loan?

Dennis S. Hudson III:
There, David, we were talking primarily about consumer loans, in other words, consumer mortgage loans. If the guy has the capacity to pay the restructured payment, we typically would place him on nonaccrual, enter into the restructure, and if he performed for a period of six months successfully, then he would move out of nonaccrual loans and into accruing restructured loans. In the case of most of our commercial borrowers, there is, in most cases, insufficient evidence to place that loan back on accrual—even though it may be pursuing a restructured process to achieve liquidation that we are working with them on, and he may be making his interest payments out-of-pocket and that sort of thing. Very typically, we are not going to put that back on accrual. It’s just going to liquidate on out.

David Bishop:	Okay.
Jean Strickland:
David, just on the residential restructures, we are fully re-underwriting those. So despite the fact that we wait for some performance in some cases, we expect to achieve very good results in terms of not having the typical re-default rates that are discussed publicly in our restructures. We are also able to keep up with the requests of people before they go into default for modification. So I know there’s been a lot of publicity around the lack of success there on a national level, but we feel very good about what we are doing.

Dennis S. Hudson III:	And thus far—I mean this has been a fairly short period of time, four or five or six months that we have been working on the restructures—we have seen very little re-default so far.
David Bishop:	One final question, in terms of the restructurings: the interest payments under this, is that on a cash basis rather than accrual?
Jean Strickland:	Some of them are on a cash basis, yes.
Dennis S. Hudson III:	Yeah. By and large though, they are on nonaccrual; and the ones that would be on a cash basis, we disclosed in the accruing restructured. It’s not a cash accruing, but those are all current.
David Bishop:	Great. Thank you.
Dennis S. Hudson III:	Thank you, David.
Operator:	Our next question comes from Michael Sharmer from Raymond James. Please go ahead.
Michael Sharmer:	Good morning.
Dennis S. Hudson III:	Morning.
Michael Sharmer:	I was wondering if you could talk a little bit about the margin and where you see that headed over the next couple quarters and also if you plan to run off CD balances.
William R. Hahl:
Yeah. Well, summarizing what I said was that we think that the margin has the possibility for improving throughout the remainder of the year, but that will be more dependent upon our ability to lower interest rates on existing balances and that will be a function of the competition as well. In the case of CDs, that has kind of been the strategy, at least as it relates to the brokerage CDs. Just to remind everyone, we did, a year ago, execute a liquidity contingency test and raised about $70 million in brokered CDs. We have never done any of that, and we didn’t have any relationships; so we did that with the intent that if we didn’t need the money or we could grow our core franchise over the next 12 months, we’d allow that to run off. We are maintaining our overall good core customer CDs and those are repricing nicely. I think we talked about that last quarter: 325 [basis points] was the average yield. It is down to 280 [basis points]
this quarter and the average add-on rate is anywhere, on a weekly basis, from a low of 140 [basis points] to a high of 190 [basis points] depending on the mix of the products.

Michael Sharmer:	Okay great. That’s helpful. And just switching gears a little bit, could you provide a breakdown of nonaccrual loans by category?
Dennis S. Hudson III:
Well, if you look in the press release, you’ll see a pretty robust breakdown in a table that we included this quarter. When you look at that, you can see that of $126 million in nonaccrual, the big chunks would
$63 million in residential construction and land development, another $33 million in residential mortgage, and $19 million in the CRE portfolio. There’s some other dogs and cats there you can look at. It’s on the third or fourth page of the press release.

Michael Sharmer:	Sorry about that; missed that.
Dennis S. Hudson III:	That’s quite all right.
Michael Sharmer:	And did you... I may have missed this as well. Did you provide the total amount of 30-to-89 day past due loans?
Dennis S. Hudson III:	Yeah, we referenced it in the text and, again as I said, that was reduced fairly significantly during the quarter.
William R. Hahl:	What, three points?
Dennis S. Hudson III:	I think it was at $3.5 million or so. It’s in the press release.
Michael Sharmer:	I thought that was just for residential mortgage loans though.
Dennis S. Hudson III:	Yeah, very modest balances in the other portfolios.
Michael Sharmer:	Okay. All right, thank you very much.
Dennis S. Hudson III:	Uh-huh.
Operator:	Our next question comes from Christopher Marinac from FIG Partners. Please go ahead.
Christopher Marinac:	Hey, Denny/Bill, good morning.
Dennis S. Hudson III:	Morning.
Christopher Marinac:	I just wanted to ask, and you may have had this in the press release and I missed it, is there a way to get a cumulative number on OREO write-downs beyond what you just took in the second quarter?
Dennis S. Hudson III:
We have not disclosed much in the way of OREO right now. I think last quarter we disclosed the aggregate loss so far for the cycle for the entire loan portfolio and it was a little over 6 percent. That number grew obviously this quarter. We haven’t distinguished OREO, because we haven’t had a lot of OREO losses yet. But that’s a good point. As we said this quarter, we believe as we move into the final stages of liquidation through this—all this work we have been doing over the last two years really, but particularly over the last year or so— we will see OREO balances increase. Hopefully, we will see nonperforming loans decrease as it moves into, migrates into, OREO. And as that occurs, we will see how good our valuations were as we went into that. We think, as we stated in the discussion, that the remaining residential construction and development loan portfolio—which has been producing virtually the lion share of all of our loss exposure for the last year and a half—is now in full liquidation mode and is moving very rapidly, over the next year or so, towards final liquidation. That’s when the rubber finally hits the road, when you turn it all into cash, and some of that will occur as it flips into OREO.

William R. Hahl:	We actually had some of that happen this quarter, right, Russ, that...

H.	Russell Holland III: Yeah, there was movement from the NPAs to the ORE in the commercial portfolio.

William R. Hahl:	Yeah, right.
Christopher Marinac:
Great. That’s helpful. And I guess just a follow-up. The LTVs on the commercial real estate that you put in the press release, is there any anecdotal evidence of properties that you have reappraised—just to compare how that acts if you have something with a fresh appraisal today?

Dennis S. Hudson III:
Yeah, we definitely would see property values declining, and it really is all over the board, but it is going to be in the low double digits to 20 percent or something like that probably. It depends on the property, and it’s a function of cash flow on the property. The good news about the CRE portfolio is we have some cash flow to work with, even with higher levels of vacancies and those sort of things. If needed, we will pursue trouble debt restructures with those guys. We have not done a lot of it yet. We have done some in the construction portfolio, but again, the key point is: we just don’t see the aggregate portfolio loss severity in that portfolio that we have observed in the construction portfolio; and it’s a function of the different types of assets. The CRE portfolio, as we stated, is a very diverse with each component performing a little differently based on what’s going on in the economy. Again, up at the top on that construction portfolio, the residential construction portfolio was very concentrated in this nasty asset called a home, or worse, vacant land or a lot associated with the building of a home. We have had horrific loss exposure there, but we think that’s getting behind us. And we think, given that the entire portfolio is now in liquidation mode, the severity of loss going forward will begin to moderate significantly; just the balance being as low as it is is going to cause that to occur, but you add another quarter or two and we are pretty well through that.

Russ, didn’t mean to cut you off. Any comments on value?

H.	Russell Holland III: No, I think that it is a factor of the area where the rents are and what vacancy rates are.

Dennis S. Hudson III: Right.

H.	Russell Holland III: But the leverage is also something that’s helping us in that portfolio.

Dennis S. Hudson III: Right, the lack of leverage.

H.	Russell Holland III: Right.

Dennis S. Hudson III:	Right. Other thoughts, Chris?
Christopher Marinac:	Sounds good. Thank you very much, guys. Appreciate it.
Dennis S. Hudson III:	Thank you.
Operator:	We have a follow-up question from Dave Bishop from Stifel Nicolaus. Please go ahead.
David Bishop:	Hey, a couple follow-up questions, and I want to make sure I heard Bill right. Bill, you said the S-1 has not been declared effective, right?
William R. Hahl:	Correct.
David Bishop:
Okay. I don’t know if you can provide any color—it sounds like not—but in terms of any sort of instrument you are targeting? Are we thinking more potentially, common, preferred? I don’t know if there is any sort of guidance you can give there in terms of amount we’re looking, anything you can comment there in terms of...

Dennis S. Hudson III:	I really wish we could. We’d like to be able to talk about it because we think it’s exciting, but we can’t.
David Bishop:	Gotcha.
Dennis S. Hudson III:	Hopefully we will get with you soon and talk about that.
David Bishop:
Sure. Then finally just a procedural question: In terms of the TARP dividend, we saw the elimination of the cash dividends; is that something that has to still be accrued and accounted for in the P&L on a going forward basis?

William R. Hahl:	Yeah.
David Bishop:	Okay, so that’s a good run rate. Okay, gotcha. Great. Thanks, guys.
Dennis S. Hudson III:	Thanks.
Operator:	And once again, if you have a question, please press star then one on your touchtone phone. And at this time, I show no questions.
Dennis S. Hudson III:	Thank you very much. We appreciate your attendance and look forward to talking with you all soon.
Operator:	Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may all disconnect.